Exhibit 23.2
Consent of Independent Auditors
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2008 relating to the financial statements of Kalorama Sports Management Associates (A Limited Partnership) and Subsidiary, which appears in the Town Sports International Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
/s/ Squire, Lemkin + O’Brien LLP
Rockville, Maryland
June 24, 2008